Exhibit 5.1


                OPINION OF AKIN, GUMP, STRAUSS, HAUER & FELD, LLP


August 17, 2001

Valence Technology, Inc.
301 Conestoga Way
Henderson, Nevada 89015

Ladies/Gentlemen:

        At your request, we have examined the Registration Statement on Form S-3 (the "Registration Statement") to which this letter is attached as Exhibit 5.1 filed by Valence Technology, Inc., a Delaware corporation (the "Company"), in connection with the registration pursuant to the Securities Act of 1933, as amended (the "Act"), with an aggregate offering price of up to $30,000,000, of the Company's (a) shares of common stock, $0.001 par value per share, (b) shares of preferred stock, $0.001 par value per share, in one or more series, or (c) any combination of the foregoing, either individually or as units consisting of one or more of the foregoing (collectively referred to as the "Securities"), each at prices and on terms to be determined at the time of sale.

        We are of the opinion that the Securities have been duly authorized and, when issued for the consideration contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus constituting a part thereof.

        Respectfully submitted,

        /s/ Akin, Gump, Strauss, Hauer & Feld, LLP

        Akin, Gump, Strauss, Hauer & Feld, LLP